Exhibit 10.17

BJ’S WHOLESALE CLUB, INC.

EXECUTIVE OFFICER STOCK OWNERSHIP POLICY

Section 1. Purpose and Effective Date.

The purpose of this Executive Officer Stock Ownership Policy (this “Policy”) is to encourage “executive officers” as defined under Section 16 of the Securities Exchange Act of 1934, as amended (the “Executive Officers”) of BJ’s Wholesale Club, Inc. (the “Company”), to remain invested in the performance of the Company and the Company’s common stock, par value $0.01 per share (the “Common Stock”), and to more closely align the interests of the Executive Officers with those of the Company’s shareholders. This Policy is designed to aid the Company in attracting and retaining those persons whose abilities, experience and judgment can contribute to maximizing stockholder value. This Policy shall become effective upon the consummation of an initial public offering of the Company’s Common Stock and if such an initial public offering does not occur on or prior to December 31, 2018 this policy shall be void ab initio.

Section 2. Share Ownership Requirements.

(a) Minimum Ownership Requirement. Each Executive Officer is required to maintain during his or her tenure at the Company beneficial ownership of a number of shares of Common Stock with a value equal to the following during his or her tenure as an Executive Officer of the Company, as applicable (the “Minimum Ownership Requirement”):

(i) Each person serving as a Chief Executive Officer: five times his or her annual base salary.

(ii) Each person serving as an Executive Vice President: three times his or her annual base salary.

(iii) Each person serving as a Senior Vice President: one times his or her annual base salary.

(b) The value of an Executive Officer’s beneficial ownership shall be calculated by multiplying (i) the sum of the number of shares of Common Stock beneficially owned by the Executive Officer (as determined in accordance with Section 2(b) hereof) by (ii) the closing price per share of the Common Stock on the applicable measurement date. Once an Executive Officer has achieved his or her Minimum Ownership Requirement, he or she will not be deemed non-compliant with this Policy if the value of his or her qualifying shares (as determined pursuant to Section 2(c) below) decreases below the Minimum Ownership Requirement solely due to a decrease in the closing price per share of Common Stock on the applicable measurement date and not due to a sale or other disposal of Common Stock by the Executive Officer.

(c) Counting. For purposes of this Policy, shares of Common Stock that count toward satisfaction of the Minimum Ownership Requirement shall include (a) any class of equity securities of the Company, in any case whether held (i) directly or indirectly or by or for the benefit of immediate family members; (ii) by trusts for the benefit of such person or such person’s immediate family members, or (iii) in a 401(k) plan, IRA or employee equity purchase or deferred compensation plan; and (b) shares of restricted Common Stock and shares subject to outstanding restricted stock unit awards, in either case, that vest solely based on the passage of time. Shares of Common Stock that count toward satisfaction of the Minimum Ownership Requirement shall not include (x) shares of Common Stock subject to outstanding stock options, whether exercisable or unexercisable; (y) unearned performance-based vesting restricted Common Stock, restricted stock unit awards or other incentive awards; and (z) warrants and all other forms of derivative securities.

Section 3. Compliance.

(a) Compliance Deadline. Each Executive Officer as of the date hereof shall have until [    , 2023]1 to come into compliance with this Policy. Any newly hired or promoted Executive Officer hereafter shall come into compliance with this Policy no later than the fifth anniversary of the Executive Officer’s hire or promotion date. Notwithstanding anything to the contrary, in the event such Executive Officer is elevated to a higher executive position (e.g., Senior Vice President to Executive Vice President or Executive Vice President to CEO), such Executive Officer shall come into compliance with the newly applicable Minimum Ownership Requirement no later than the later of the applicable deadline set forth in the immediately preceding sentences or December 31 of the year in which the fifth anniversary of the date on which such Executive Officer becomes of his or her advancement to such higher position.

(b) Determination of Share Ownership. Each Executive Officer shall certify as to his or her compliance with the Minimum Ownership Requirement during his or her tenure as an Executive Officer of the Company at least once each year (beginning with the year in which these ownership guidelines become applicable to such Executive Officer) in connection with responding to the Company’s annual Director and Officer Questionnaire.

(c) Exceptions. The Minimum Ownership Requirement may be waived, at the sole discretion of the disinterested members of the Board of Directors of the Company (the “Board”), if compliance would create severe hardship for an Executive Officer, or would violate Section 16(b) of the Securities Exchange Act of 1934, as amended or would prevent the Executive Officer from complying with a court order, as in the case of a divorce settlement. An Executive Officer may file notice with the Corporate Secretary to be presented to the Board, advising the Board of the circumstances and describing the extent of the waiver requested. It is expected that these instances will be rare.

(d) Remedies for Non-Compliance. The Compensation Committee of the Board (the “Compensation Committee”) has the authority to review each Executive Officer’s compliance (or progress towards compliance) with this Policy from time to time and, in its sole discretion, to impose such conditions, restrictions or limitations on any Executive Officer as the Compensation Committee determines to be necessary or appropriate in order to achieve the purposes of this Policy. For example, the Compensation Committee may mandate that an Executive Officer retain (and not transfer) all or a portion of any shares delivered to the Executive Officer through the Company’s equity plans or otherwise restrict the Executive Officer’s transfer of previously owned shares.

[1]	NTD: To be the fifth anniversary of the IPO.

Section 4. Administration of the Policy.

(a) Authority. The Compensation Committee shall conduct the general administration of this Policy in accordance with its provisions. The Compensation Committee shall have full power and authority to interpret this Policy and to adopt such rules for the administration, interpretation and application of this Policy as are consistent therewith and to interpret, amend or revoke any such rules. The Compensation Committee may delegate administrative duties under this Policy to one or more agents as it shall deem necessary or advisable. Any decision or action taken by the Compensation Committee with respect to the administration or interpretation of this Policy shall be conclusive and binding on all persons.

(b) Liability. No member of the Board shall be personally liable for any action or determination made in good faith with respect to this Policy or to any settlement of any dispute between an Executive Officer and the Company. The Board shall be entitled to rely upon the advice or opinions of any attorneys, consultants, accountants, appraisers, brokers or other persons with respect to all matters concerning this Policy.

Section 5. Amendment, Modification, and Termination.

This Policy may at any time or from time to time be amended, modified or terminated by the Compensation Committee.

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